EXHIBIT 99.1

For Immediate Release

For Information Contact:

Kenneth W. Sanders	Larry Wahl
Chief Financial Officer	Director, Investor Relations & Corp. Comm.
(954) 489-4000, ext. 7900	(954) 489-4000, ext. 7225

SportsLine.com, Inc. Announces Expected Timing for the Filing

of Its Third Quarter 2003 Form 10-Q

FORT LAUDERDALE, FL (November 14, 2003)—SportsLine.com, Inc. (NASDAQ:SPLN), a leading Internet sports media company and publisher of CBS SportsLine.com (http://cbs.sportsline.com), today announced that it will be filing a Form 12b-25 providing for a five calendar day extension for submitting its Form 10-Q for the quarter ended September 30, 2003 to the Securities and Exchange Commission (SEC).

On September 26, 2003, the Company announced its intention to amend its previously issued historical financial statements to correct an error in the way it had previously accounted for certain employee stock option grants and that such changes to the Company’s financial statements will be made in conjunction with the re-audit of its 2001financial statements due to the reclassification of its gaming information operations as discontinued operations. The delay in filing the Company’s Form 10-Q for the quarter ended September 30, 2003 is necessary to allow Ernst & Young to complete the re-audit, the Company to finalize the restated financial statements and the Company’s audit committee to complete their review. The Company expects to file the Form 10-Q no later than November 19, 2003, the extended deadline provided by the Form 12b-25 filing.

About SportsLine.com, Inc.

SportsLine.com (Nasdaq:SPLN) is at the leading edge of media companies providing Internet sports content, community and e-commerce. As the publisher of CBS SportsLine.com and the official Web sites of the NFL, PGATOUR and NCAA Sports, the Company serves as one of the most comprehensive sports information sources available, providing an unmatched breadth and depth of multimedia sports news, information, entertainment and merchandise.

Note: This press release contains forward-looking statements, which involve risks and uncertainties. SportsLine.com’s actual results could differ materially from those anticipated in these forward-looking statements. Factors that might cause or contribute to such differences include, among others, competitive pressures, dependence on advertising revenues, which are difficult to forecast, the growth rate of the Internet, constantly changing technology and market acceptance of the company’s products and services. In addition to these risks, the Company’s business and results of operations may be materially adversely affected by the outcome of certain class action securities litigation. Investors are also directed to consider the other risks and uncertainties discussed in SportsLine.com’s Securities and Exchange Commission filings, including those discussed under the caption “Risk Factors That May Affect Future Results” in SportsLine.com’s latest Annual Report on Form 10-K. SportsLine.com undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.